Exhibit 99.1

WEYCO REPORTS THIRD QUARTER SALES AND EARNINGS

Milwaukee, Wisconsin---November 1, 2022---Weyco Group, Inc. (NASDAQ: WEYS) (“we,” “our,” “us” and the “Company”) today announced financial results for the quarter ended September 30, 2022.

Third Quarter 2022

Consolidated net sales were a third-quarter record of $97.0 million, up 57% compared to $61.8 million in the third quarter of 2021. Consolidated gross earnings increased to 40.6% of net sales compared to 40.0% of net sales in last year’s third quarter, due mainly to higher gross margins in our North American wholesale segment. Quarterly operating earnings were a record $14.2 million, more than double last year’s third quarter operating earnings of $6.7 million. Quarterly net earnings were a record $10.8 million, or $1.12 per diluted share, up more than 100% from $5.1 million, or $0.52 per diluted share, last year.

North American Wholesale Segment

Quarterly net sales in our wholesale segment reached a record $81.6 million, up 63% compared to $50.2 million in the third quarter of 2021. While part of the increase was due to strong consumer demand and higher selling prices, last year’s third quarter sales were abnormally low due to supply chain delays which caused some third quarter orders to ship in the fourth quarter. Florsheim and BOGS posted the strongest results for the quarter, with gains of 82% and 52%, respectively, over last year, leading both brands to their third consecutive quarter of record sales. Stacy Adams and Nunn Bush also delivered sizeable increases of 68% and 50%, respectively, over last year.

This quarter our wholesale business experienced peak demand, and our inventory levels supported record shipments. Looking forward to the fourth quarter, we anticipate that our sales will fall short of 2021 due to last year’s shift in third quarter sales to the fourth quarter, but overall, the second half of 2022 is expected to outpace the same period of 2021.

Wholesale gross earnings were 36.3% of net sales in the third quarter of 2022 compared to 34.6% of net sales last year. Gross margins improved as a result of higher selling prices and lower inbound freight costs, as freight rates on containers coming from China declined during the quarter.

Selling and administrative expenses were $16.7 million, or 21% of net sales, for the quarter, compared to $11.3 million, or 23% of net sales, last year. The increase was largely due to higher employee costs associated with our increased sales volumes. Additionally, last year’s third quarter expenses were reduced by $1.9 million in government wage subsidies. Wholesale operating earnings rose to $12.9 million in the third quarter of 2022, up 114% from $6.0 million last year, due to higher sales and gross margins.

North American Retail Segment

Retail net sales were a third quarter record of $7.1 million, up 13% compared to $6.3 million in the third quarter of 2021. The increase was primarily due to higher sales volumes across our major brands’ websites. Sales were also up for the quarter at our four domestic brick and mortar stores.

Retail gross earnings as a percent of net sales were 66.3% and 68.4% in the third quarters of 2022 and 2021, respectively. Selling and administrative expenses for the retail segment totaled $3.9 million for the quarter compared to $2.9 million last year. The increase was mainly due to higher e-commerce expenses, primarily outbound freight and advertising.

Retail operating earnings were $825,000 for the quarter versus $1.4 million last year. The decrease was primarily due to lower earnings from our e-commerce businesses, as higher sales were offset by higher selling and administrative expenses.

Other

The Company’s other operations have historically included the wholesale and retail businesses of Florsheim Australia and Florsheim Europe. However, as previously disclosed, the Company closed Florsheim Europe. As a result, the 2022 operating results of the “other” category reflect only that of Florsheim Australia.

Other net sales were $8.2 million, up 54% compared to $5.3 million in the third quarter of 2021, due to higher sales at Florsheim Australia. In local currency, Florsheim Australia’s net sales were up 71% for the quarter, due to higher sales in both its retail and wholesale businesses. Last year’s third quarter results were negatively impacted by COVID-19 related lockdowns which resulted in a large number of Florsheim Australia’s stores being closed for a majority of the quarter.

Other operating earnings recovered to $476,000 for the quarter from operating losses of $682,000 last year. The increase was due to improved performance of our retail and online businesses in Australia.

“Continued demand for our footwear drove strong growth across our business lines, leading us to our fourth straight quarter of record sales,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “The increased volume and improved gross margins also helped us achieve our highest ever quarterly earnings. Florsheim Australia rebounded in the third quarter, contributing to our sales and earnings growth. We are proud of these achievements, particularly in this period of heightened macroeconomic uncertainty. As inflation continues and the pace of consumer spending changes, the near-term outlook for the overall retail environment remains unclear. We will remain focused on the things we can control, including investing in our business to ensure long-term sustainable and profitable growth.”

On November 1, 2022, the Company’s Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on November 28, 2022, payable on January 3, 2023.

Conference Call Details:

Weyco Group will host a conference call on November 2, 2022, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://register.vevent.com/register/BI5879a0574f3b4c73a1e374aab5907047. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/fq6hz2vz. The conference call will also be available in the investor relations section of Weyco Group’s website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters, and Forsake. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in certain other international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs, increased interest rates, a slow down or contraction in the overall U.S. or Australian economies, the uncertain impact of the war in Ukraine and the related economic and other sanctions imposed by the U.S. and European Union, the continuing efforts to address the COVID-19 pandemic, our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends, consumer acceptance of products and other factors affecting retail market conditions, our ability to successfully procure our products from independent manufacturers on a timely basis, and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 11, 2022.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)
Net sales	$96,971	$61,798	$252,690	$166,262
Cost of sales	57,583	37,054	154,404	99,543
Gross earnings	39,388	24,744	98,286	66,719

Selling and administrative expenses	25,181	17,998	72,983	53,797
Earnings from operations	14,207	6,746	25,303	12,922

Interest income	86	186	266	505
Interest expense	(197)	-	(209)	(81)
Other income, net	141	76	316	403

Earnings before provision for income taxes	14,237	7,008	25,676	13,749

Provision for income taxes	3,467	1,939	6,358	3,535

Net earnings	$10,770	$5,069	$19,318	$10,214

Weighted average shares outstanding
Basic	9,535	9,655	9,560	9,663
Diluted	9,605	9,702	9,638	9,691

Earnings per share
Basic	$1.13	$0.53	$2.02	$1.06
Diluted	$1.12	$0.52	$2.01	$1.05

Cash dividends declared (per share)	$0.24	$0.24	$0.72	$0.72

Comprehensive income	$9,248	$4,651	$17,406	$10,194

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2022	2021
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$9,848	$19,711
Investments, at fair value	106	8,122
Marketable securities, at amortized cost	701	219
Accounts receivable, net	64,190	53,287
Income tax receivable	615	495
Inventories	112,046	71,026
Prepaid expenses and other current assets	2,986	4,317
Total current assets	190,492	157,177

Marketable securities, at amortized cost	8,027	9,996
Deferred income tax benefits	946	1,063
Property, plant and equipment, net	28,550	29,202
Operating lease right-of-use assets	12,126	9,543
Goodwill	12,317	12,317
Trademarks	34,418	34,768
Other assets	23,844	23,601
Total assets	$310,720	$277,667

LIABILITIES AND EQUITY:
Short-term borrowings	$34,665	$-
Accounts payable	9,116	19,234
Operating lease liabilities	3,638	3,593
Accrued liabilities	14,972	11,681
Total current liabilities	62,391	34,508

Deferred income tax liabilities	4,864	5,026
Long-term pension liability	22,640	27,776
Operating lease liabilities	9,787	7,520
Other long-term liabilities	1,013	1,442
Total liabilities	100,695	76,272

Common stock	9,621	9,709
Capital in excess of par value	70,093	68,718
Reinvested earnings	157,017	147,762
Accumulated other comprehensive loss	(26,706)	(24,794)
Total equity	210,025	201,395
Total liabilities and equity	$310,720	$277,667

WEYCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2022	2021
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$19,318	$10,214
Adjustments to reconcile net earnings to net cash (used for)
provided by operating activities -
Depreciation	1,840	1,876
Amortization	213	234
Bad debt expense	135	52
Deferred income taxes	(215)	(144)
Net foreign currency transaction gains	(233)	(121)
Share-based compensation expense	1,157	1,210
Pension expense	53	-
Impairment of trademark	350	-
Net gain on remeasurement of contingent consideration	(407)	-
Increase in cash surrender value of life insurance	(450)	(339)
Changes in operating assets and liabilities - net of effects from acquisition
Accounts receivable	(11,188)	(8,648)
Inventories	(41,134)	6,826
Prepaid expenses and other assets	1,319	598
Accounts payable	(10,116)	(1,368)
Accrued liabilities and other	(2,571)	(745)
Accrued income taxes	(139)	39
Net cash (used for) provided by operating activities	(42,068)	9,684

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business	-	(2,612)
Proceeds from maturities of marketable securities	1,495	3,615
Purchases of investment securities	-	(35,000)
Proceeds from sales of investment securities	8,050	19,838
Life insurance premiums paid	-	(111)
Purchases of property, plant and equipment	(1,515)	(673)
Net cash provided by (used for) investing activities	8,030	(14,943)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,878)	(6,904)
Shares purchased and retired	(3,264)	(1,535)
Proceeds from stock options exercised	276	-
Taxes paid related to the net share settlement of equity awards	(12)	-
Proceeds from bank borrowings	71,833	-
Repayments of bank borrowings	(37,168)	-
Net cash provided by (used for) financing activities	24,787	(8,439)

Effect of exchange rate changes on cash and cash equivalents	(612)	74

Net decrease in cash and cash equivalents	$(9,863)	$(13,624)

CASH AND CASH EQUIVALENTS at beginning of period	19,711	32,476

CASH AND CASH EQUIVALENTS at end of period	$9,848	$18,852

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,729	$3,693
Interest paid	$209	$81